ARC Announces Quarterly Dividend

05/01/2023

SAN RAMON, CA / ACCESSWIRE / May 1, 2023 / ARC Document Solutions, Inc. (NYSE:ARC) on Thursday announced that its board of directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable August 31, 2023 to shareholders of record as of July 31, 2023. The ex-dividend date will be July 28, 2023.

About ARC Document Solutions (NYSE:ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

SOURCE: ARC Document Solutions